UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934
(Amendment No. 11)

ALLIANCE HOLDINGS GP, L.P.

(Name of Issuer)

Common Units

(Title of Class of Securities)

01861G100

(CUSIP Number)

1717 South Boulder Avenue, Suite 400

Tulsa, Oklahoma 74119

(918) 295-7600

with a copy to:

R. Eberley Davis

Senior Vice President,

General Counsel and Secretary of Alliance GP, LLC

(the general partner of Alliance Holdings GP, L.P.)

1717 South Boulder Avenue, Suite 400

Tulsa, Oklahoma 74119

(918) 295-7600

(Name, Address and Telephone Number of Person
Authorized to Receive Notices and Communications)

May 31, 2018

(Date of Event Which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1 (g), check the following box. ☐

Note: Schedules filed in paper format shall include a signed original and five copies of this schedule, including all exhibits. See Rule 13d-7 (b) for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

1	Name of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons Joseph W. Craft III

2	Check the Appropriate Box if a Member of a Group*
	(a):	☒
	(b):	☐

3	SEC Use Only

4	Source of Funds* OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 0

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned by Each Reporting Person 0

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 0%

14	Type of Reporting Person* IN

*                 SEE INSTRUCTIONS

1	Name of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons JWC III Rev Trust

2	Check the Appropriate Box if a Member of a Group*
	(a):	☐
	(b):	☒

3	SEC Use Only

4	Source of Funds* OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 0

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned by Each Reporting Person 0

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 0%

14	Type of Reporting Person* OO

*                 SEE INSTRUCTIONS

1	Name of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons Joseph W. Craft III Foundation

2	Check the Appropriate Box if a Member of a Group*
	(a):	☒
	(b):	☐

3	SEC Use Only

4	Source of Funds* OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Oklahoma

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 0

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned by Each Reporting Person 0

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 0%

14	Type of Reporting Person* OO

*                 SEE INSTRUCTIONS

1	Name of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons Alliance Resource Holdings II, Inc.

2	Check the Appropriate Box if a Member of a Group*
	(a):	☒
	(b):	☐

3	SEC Use Only

4	Source of Funds* OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 0

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned by Each Reporting Person 0

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 0%

14	Type of Reporting Person* CO

*                 SEE INSTRUCTIONS

1	Name of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons Alliance Resource Holdings, Inc.

2	Check the Appropriate Box if a Member of a Group*
	(a):	☒
	(b):	☐

3	SEC Use Only

4	Source of Funds* OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 0

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned by Each Reporting Person 0

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 0%

14	Type of Reporting Person* HC, CO

*                 SEE INSTRUCTIONS

1	Name of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons Alliance Resource GP, LLC

2	Check the Appropriate Box if a Member of a Group*
	(a):	☒
	(b):	☐

3	SEC Use Only

4	Source of Funds* OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 0

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned by Each Reporting Person 0

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 0%

14	Type of Reporting Person* OO

*                 SEE INSTRUCTIONS

1	Name of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons Alliance Management Holdings III, LLC

2	Check the Appropriate Box if a Member of a Group*
	(a):	☒
	(b):	☐

3	SEC Use Only

4	Source of Funds* OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 0

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned by Each Reporting Person 0

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 0%

14	Type of Reporting Person* OO

*                 SEE INSTRUCTIONS

1

Name of Reporting Persons
S.S. or I.R.S. Identification Nos. of Above Persons

Elaine R. Guilfoyle (as (a) a Co-Trustee under (i) the Joseph W. Craft III 2006 Irrevocable Trust FBO Joseph W. Craft IV dated February 27, 2006; (ii) the Joseph W. Craft III 2006 Irrevocable Trust FBO Caroline B. Fiddes dated February 27, 2006; (iii) the Joseph W. Craft III 2006 Irrevocable Trust FBO Ryan E. Craft dated February 27, 2006; and (iv) the Joseph W. Craft III 2006 Irrevocable Trust FBO Kyle O. Craft dated February 27, 2006) (collectively, the “Craft Children’s Irrevocable Trusts”); and (b) a Co-Trustee under (i) the Joseph W. Craft III Grantor Retained Annuity Trust FBO Joseph W. Craft IV U/A Dated February 27, 2006, (ii) the Joseph W. Craft III Grantor Retained Annuity Trust FBO Caroline B. Fiddes U/A Dated February 27, 2006, (iii) the Joseph W. Craft III Grantor Retained Annuity Trust FBO Ryan E. Craft U/A Dated February 27, 2006, and (iv) the Joseph W. Craft III Grantor Retained Annuity Trust FBO Kyle O. Craft U/A Dated February 27, 2006 (collectively, the “Craft Children’s GRATs”))

2	Check the Appropriate Box if a Member of a Group*
	(a):	☐
	(b):	☒

3	SEC Use Only

4	Source of Funds* OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 0

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned by Each Reporting Person 0

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 0%

14	Type of Reporting Person* IN

*                    SEE INSTRUCTIONS

1

Name of Reporting Persons
S.S. or I.R.S. Identification Nos. of Above Persons

A. Wellford Tabor (as (a) a Co-Trustee under the Craft Children’s Irrevocable Trusts; and (b) a Co-Trustee under the Craft Children’s GRATs)

2	Check the Appropriate Box if a Member of a Group*
	(a):	☐
	(b):	☒

3	SEC Use Only

4	Source of Funds* OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 0

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned by Each Reporting Person 0

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 0%

14	Type of Reporting Person* IN

*                    SEE INSTRUCTIONS

1	Name of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons Joseph W. Craft III 2006 Irrevocable Trust FBO Joseph W. Craft IV dated February 27, 2006

2	Check the Appropriate Box if a Member of a Group*
	(a):	☐
	(b):	☒

3	SEC Use Only

4	Source of Funds* OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 0

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned by Each Reporting Person 0

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 0%

14	Type of Reporting Person* OO

*                    SEE INSTRUCTIONS

1	Name of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons Joseph W. Craft III 2006 Irrevocable Trust FBO Caroline B. Fiddes dated February 27, 2006

2	Check the Appropriate Box if a Member of a Group*
	(a):	☐
	(b):	☒

3	SEC Use Only

4	Source of Funds* OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 0

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned by Each Reporting Person 0

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 0%

14	Type of Reporting Person* OO

*                    SEE INSTRUCTIONS

1	Name of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons Joseph W. Craft III 2006 Irrevocable Trust FBO Ryan E. Craft dated February 27, 2006

2	Check the Appropriate Box if a Member of a Group*
	(a):	☐
	(b):	☒

3	SEC Use Only

4	Source of Funds* OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 0

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned by Each Reporting Person 0

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 0%

14	Type of Reporting Person* OO

*                    SEE INSTRUCTIONS

1	Name of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons Joseph W. Craft III 2006 Irrevocable Trust FBO Kyle O. Craft dated February 27, 2006

2	Check the Appropriate Box if a Member of a Group*
	(a):	☐
	(b):	☒

3	SEC Use Only

4	Source of Funds* OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 0

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned by Each Reporting Person 0

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 0%

14	Type of Reporting Person* OO

*              SEE INSTRUCTIONS

1	Name of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons Joseph W. Craft III Grantor Retained Annuity Trust FBO Joseph W. Craft IV U/A Dated February 27, 2006

2	Check the Appropriate Box if a Member of a Group*
	(a):	☐
	(b):	☒

3	SEC Use Only

4	Source of Funds* OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 0

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned by Each Reporting Person 0

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 0%

14	Type of Reporting Person* OO

*              SEE INSTRUCTIONS

1	Name of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons Joseph W. Craft III Grantor Retained Annuity Trust FBO Caroline B. Fiddes U/A Dated February 27, 2006

2	Check the Appropriate Box if a Member of a Group*
	(a):	☐
	(b):	☒

3	SEC Use Only

4	Source of Funds* OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 0

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned by Each Reporting Person 0

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 0%

14	Type of Reporting Person* OO

*              SEE INSTRUCTIONS

1	Name of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons Joseph W. Craft III Grantor Retained Annuity Trust FBO Ryan E. Craft U/A Dated February 27, 2006

2	Check the Appropriate Box if a Member of a Group*
	(a):	☐
	(b):	☒

3	SEC Use Only

4	Source of Funds* OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 0

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned by Each Reporting Person 0

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 0%

14	Type of Reporting Person* OO

*              SEE INSTRUCTIONS

1	Name of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons Joseph W. Craft III Grantor Retained Annuity Trust FBO Kyle O. Craft U/A Dated February 27, 2006

2	Check the Appropriate Box if a Member of a Group*
	(a):	☐
	(b):	☒

3	SEC Use Only

4	Source of Funds* OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 0

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned by Each Reporting Person 0

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 0%

14	Type of Reporting Person* OO

*              SEE INSTRUCTIONS

1	Name of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons Kathleen S. Craft (as Trustee of the Kathleen S. Craft Revocable Trust)

2	Check the Appropriate Box if a Member of a Group*
	(a):	☒
	(b):	☐

3	SEC Use Only

4	Source of Funds* OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 0

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned by Each Reporting Person 0

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 0%

14	Type of Reporting Person* IN

*              SEE INSTRUCTIONS

1	Name of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons Kathleen S. Craft Revocable Trust

2	Check the Appropriate Box if a Member of a Group*
	(a):	☒
	(b):	☐

3	SEC Use Only

4	Source of Funds* OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 0

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned by Each Reporting Person 0

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 0%

14	Type of Reporting Person* OO

*              SEE INSTRUCTIONS

1

Name of Reporting Persons
S.S. or I.R.S. Identification Nos. of Above Persons

Charles R. Wesley (as (a) the sole director of CNW GP, Inc. and as (b) Trustee under the Charles Wesley Revocable Trust U/A dated 3/28/2006)

2	Check the Appropriate Box if a Member of a Group*
	(a):	☐
	(b):	☒

3	SEC Use Only

4	Source of Funds* OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 0

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned by Each Reporting Person 0

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 0%

14	Type of Reporting Person* IN

*              SEE INSTRUCTIONS

1

Name of Reporting Persons
S.S. or I.R.S. Identification Nos. of Above Persons

Nancy Wesley (as (a) Trustee under The Charles R. Wesley Family Trust Irrevocable Trust Agreement, dated March 28, 2006 and as (b) Trustee under the Nancy Wesley Revocable Trust U/A dated 03/28/2006).

2	Check the Appropriate Box if a Member of a Group*
	(a):	☐
	(b):	☒

3	SEC Use Only

4	Source of Funds* OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 0

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned by Each Reporting Person 0

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 0%

14	Type of Reporting Person* IN

*              SEE INSTRUCTIONS

1

Name of Reporting Persons
S.S. or I.R.S. Identification Nos. of Above Persons

Jeffrey J. Burns (as (a) Trustee under The Charles Wesley 2016 Retained Annuity Trust and as (b) Trustee under the Nancy Wesley 2016 Retained Annuity Trust).

2	Check the Appropriate Box if a Member of a Group*
	(a):	☐
	(b):	☒

3	SEC Use Only

4	Source of Funds* OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 0

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned by Each Reporting Person 0

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 0%

14	Type of Reporting Person* IN

*              SEE INSTRUCTIONS

1	Name of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons The Charles R. Wesley Family Trust Irrevocable Trust Agreement, dated March 28, 2006

2	Check the Appropriate Box if a Member of a Group*
	(a):	☐
	(b):	☒

3	SEC Use Only

4	Source of Funds* OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 0

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned by Each Reporting Person 0

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 0%

14	Type of Reporting Person* OO

*              SEE INSTRUCTIONS

1	Name of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons CNW GP, Inc.

2	Check the Appropriate Box if a Member of a Group*
	(a):	☒
	(b):	☐

3	SEC Use Only

4	Source of Funds* OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 0

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned by Each Reporting Person 0

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 0%

14	Type of Reporting Person* CO

*              SEE INSTRUCTIONS

1	Name of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons Wesley Family LP

2	Check the Appropriate Box if a Member of a Group*
	(a):	☐
	(b):	☒

3	SEC Use Only

4	Source of Funds* OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 0

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned by Each Reporting Person 0

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 0%

14	Type of Reporting Person* PN

*              SEE INSTRUCTIONS

1	Name of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons Nancy Wesley Revocable Trust U/A dated 03/28/2006

2	Check the Appropriate Box if a Member of a Group*
	(a):	☐
	(b):	☒

3	SEC Use Only

4	Source of Funds* OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 0

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned by Each Reporting Person 0

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 0%

14	Type of Reporting Person* OO

*              SEE INSTRUCTIONS

1	Name of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons Charles Wesley Revocable Trust U/A dated 03/28/2006

2	Check the Appropriate Box if a Member of a Group*
	(a):	☐
	(b):	☒

3	SEC Use Only

4	Source of Funds* OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 0

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned by Each Reporting Person 0

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 0%

14	Type of Reporting Person* OO

*              SEE INSTRUCTIONS

1	Name of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons Charles Wesley 2016 Retained Annuity Trust

2	Check the Appropriate Box if a Member of a Group*
	(a):	☐
	(b):	☒

3	SEC Use Only

4	Source of Funds* OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 0

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned by Each Reporting Person 0

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 0%

14	Type of Reporting Person* OO

*              SEE INSTRUCTIONS

1	Name of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons Nancy Wesley 2016 Retained Annuity Trust

2	Check the Appropriate Box if a Member of a Group*
	(a):	☐
	(b):	☒

3	SEC Use Only

4	Source of Funds* OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 0

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned by Each Reporting Person 0

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 0%

14	Type of Reporting Person* OO

*              SEE INSTRUCTIONS

1

Name of Reporting Persons
S.S. or I.R.S. Identification Nos. of Above Persons

Thomas M. Wynne (as (a) Trustee under the Thomas M. Wynne Revocable Trust; (b) Trustee under The Thomas M. Wynne Family Trust Irrevocable Trust Agreement, dated March 28, 2006; and (c) the sole director of TMMW GP, Inc.)

2	Check the Appropriate Box if a Member of a Group*
	(a):	☐
	(b):	☒

3	SEC Use Only

4	Source of Funds* OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 0

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned by Each Reporting Person 0

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 0%

14	Type of Reporting Person* IN

*              SEE INSTRUCTIONS

1	Name of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons Thomas M. Wynne Revocable Trust

2	Check the Appropriate Box if a Member of a Group*
	(a):	☐
	(b):	☒

3	SEC Use Only

4	Source of Funds* OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 0

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned by Each Reporting Person 0

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 0%

14	Type of Reporting Person* OO

*              SEE INSTRUCTIONS

1	Name of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons The Thomas M. Wynne Family Trust Irrevocable Trust Agreement, dated March 28, 2006

2	Check the Appropriate Box if a Member of a Group*
	(a):	☐
	(b):	☒

3	SEC Use Only

4	Source of Funds* OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 0

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned by Each Reporting Person 0

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 0%

14	Type of Reporting Person* OO

*              SEE INSTRUCTIONS

1	Name of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons Cindy Wynne

2	Check the Appropriate Box if a Member of a Group*
	(a):	☐
	(b):	☒

3	SEC Use Only

4	Source of Funds* OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 0

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned by Each Reporting Person 0

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 0%

14	Type of Reporting Person* IN

*                                         SEE INSTRUCTIONS

1	Name of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons TMMW GP, Inc.

2	Check the Appropriate Box if a Member of a Group*
	(a):	☒
	(b):	☐

3	SEC Use Only

4	Source of Funds* OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 0

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned by Each Reporting Person 0

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 0%

14	Type of Reporting Person* CO

*                                         SEE INSTRUCTIONS

1	Name of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons Wynne Family LP

2	Check the Appropriate Box if a Member of a Group*
	(a):	☐
	(b):	☒

3	SEC Use Only

4	Source of Funds* OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 0

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned by Each Reporting Person 0

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 0%

14	Type of Reporting Person* PN

*                                         SEE INSTRUCTIONS

1	Name of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons Thomas L. Pearson

2	Check the Appropriate Box if a Member of a Group*
	(a):	☐
	(b):	☒

3	SEC Use Only

4	Source of Funds* OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 0

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned by Each Reporting Person 0

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 0%

14	Type of Reporting Person* IN

*                                         SEE INSTRUCTIONS

1	Name of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons Gary J. Rathburn (as a Co-Trustee under the Gary Rathburn Revocable Trust)

2	Check the Appropriate Box if a Member of a Group*
	(a):	☐
	(b):	☒

3	SEC Use Only

4	Source of Funds* OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 0

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned by Each Reporting Person 0

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 0%

14	Type of Reporting Person* IN

*                                         SEE INSTRUCTIONS

1	Name of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons Anita Rathburn (as a Co-Trustee under the Gary Rathburn Revocable Trust)

2	Check the Appropriate Box if a Member of a Group*
	(a):	☐
	(b):	☒

3	SEC Use Only

4	Source of Funds* OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 0

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned by Each Reporting Person 0

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 0%

14	Type of Reporting Person* IN

*                                         SEE INSTRUCTIONS

1	Name of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons Gary Rathburn Revocable Trust

2	Check the Appropriate Box if a Member of a Group*
	(a):	☐
	(b):	☒

3	SEC Use Only

4	Source of Funds* OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 0

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned by Each Reporting Person 0

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 0%

14	Type of Reporting Person* OO

*                                         SEE INSTRUCTIONS

1

Name of Reporting Persons
S.S. or I.R.S. Identification Nos. of Above Persons

Gwendolyn S. Whitfill (as (a) Trustee under the Emma R Whitfill Irrev Trust-2012 u/a dtd 12/01/2012; (b) Trustee under the Mason J Whitfill Irrev Trust-2012 u/a dtd 12/01/2012; (c) Trustee under the Gwendolyn S. Whitfill Trust and (d) Co-Trustee under the Rathburn Grandchildren’s Irrevocable Trust)

2	Check the Appropriate Box if a Member of a Group*
	(a):	☐
	(b):	☒

3	SEC Use Only

4	Source of Funds* OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 0

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned by Each Reporting Person 0

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 0%

14	Type of Reporting Person* IN

*                                         SEE INSTRUCTIONS

1

Name of Reporting Persons
S.S. or I.R.S. Identification Nos. of Above Persons

Christi A. Williams (as (a) Trustee under the Tristan L Boyd Irrev Trust-2012 u/a dtd 12/01/2012; (b) Trustee under the Christi A. Williams Trust (c) Trustee under the Grace A. Williams Irrev Trust-2012 u/a dtd 12/01/2012 and (d) Co-Trustee under the Rathburn Grandchildren’s Irrevocable Trust)

2	Check the Appropriate Box if a Member of a Group*
	(a):	☐
	(b):	☒

3	SEC Use Only

4	Source of Funds* OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 0

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned by Each Reporting Person 0

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 0%

14	Type of Reporting Person* IN

*                                         SEE INSTRUCTIONS

1	Name of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons Rathburn Grandchildren’s Irrevocable Trust

2	Check the Appropriate Box if a Member of a Group*
	(a):	☐
	(b):	☒

3	SEC Use Only

4	Source of Funds* OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 0

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned by Each Reporting Person 0

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 0%

14	Type of Reporting Person* IN

*                                         SEE INSTRUCTIONS

1	Name of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons Emma R Whitfill Irrev Trust-2012 u/a dtd 12/01/2012

2	Check the Appropriate Box if a Member of a Group*
	(a):	☐
	(b):	☒

3	SEC Use Only

4	Source of Funds* OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 0

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned by Each Reporting Person 0

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 0%

14	Type of Reporting Person* OO

*              SEE INSTRUCTIONS

1	Name of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons Mason J Whitfill Irrev Trust-2012 u/a dtd 12/01/2012

2	Check the Appropriate Box if a Member of a Group*
	(a):	☐
	(b):	☒

3	SEC Use Only

4	Source of Funds* OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 0

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned by Each Reporting Person 0

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 0%

14	Type of Reporting Person* OO

*              SEE INSTRUCTIONS

1	Name of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons Tristan L Boyd Irrev Trust-2012 u/a dtd 12/01/2012

2	Check the Appropriate Box if a Member of a Group*
	(a):	☐
	(b):	☒

3	SEC Use Only

4	Source of Funds* OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 0

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned by Each Reporting Person 0

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 0%

14	Type of Reporting Person* OO

*              SEE INSTRUCTIONS

1	Name of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons Gwendolyn S. Whitfill Trust

2	Check the Appropriate Box if a Member of a Group*
	(a):	☐
	(b):	☒

3	SEC Use Only

4	Source of Funds* OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 0

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned by Each Reporting Person 0

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 0%

14	Type of Reporting Person* OO

*              SEE INSTRUCTIONS

1	Name of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons Christi A. Williams Trust

2	Check the Appropriate Box if a Member of a Group*
	(a):	☐
	(b):	☒

3	SEC Use Only

4	Source of Funds* OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 0

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned by Each Reporting Person 0

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 0%

14	Type of Reporting Person* OO

*              SEE INSTRUCTIONS

1	Name of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons Grace A. Williams Irrev Trust-2012 u/a dtd 12/01/2012

2	Check the Appropriate Box if a Member of a Group*
	(a):	☐
	(b):	☒

3	SEC Use Only

4	Source of Funds* OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 0

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned by Each Reporting Person 0

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 0%

14	Type of Reporting Person* OO

*                                         SEE INSTRUCTIONS

1	Name of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons Arlo DeKraai (as (a) Trustee under the Gary J. Rathburn GRAT; and (b) Trustee under the Anita L. Rathburn GRAT)

2	Check the Appropriate Box if a Member of a Group*
	(a):	☐
	(b):	☒

3	SEC Use Only

4	Source of Funds* OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 0

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned by Each Reporting Person 0

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 0%

14	Type of Reporting Person* IN

*                                         SEE INSTRUCTIONS

1	Name of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons Gary J. Rathburn GRAT

2	Check the Appropriate Box if a Member of a Group*
	(a):	☐
	(b):	☒

3	SEC Use Only

4	Source of Funds* OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 0

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned by Each Reporting Person 0

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 0%

14	Type of Reporting Person* OO

*                                         SEE INSTRUCTIONS

1	Name of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons Anita L. Rathburn GRAT

2	Check the Appropriate Box if a Member of a Group*
	(a):	☐
	(b):	☒

3	SEC Use Only

4	Source of Funds* OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 0

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned by Each Reporting Person 0

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 0%

14	Type of Reporting Person* OO

*                                         SEE INSTRUCTIONS

1

Name of Reporting Persons
S.S. or I.R.S. Identification Nos. of Above Persons

Cary P. Marshall ((a) individually; (b) as a Co-Trustee under the Cary P. Marshall Revocable Trust; and (c) as a member of Marshall Children LLC)

2	Check the Appropriate Box if a Member of a Group*
	(a):	☐
	(b):	☒

3	SEC Use Only

4	Source of Funds* OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 0

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned by Each Reporting Person 0

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 0%

14	Type of Reporting Person* IN

*                                         SEE INSTRUCTIONS

1	Name of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons Cindy Marshall (as (a) a Co-Trustee under the Cary P. Marshall Revocable Trust; and (b) member of Marshall Children LLC)

2	Check the Appropriate Box if a Member of a Group*
	(a):	☐
	(b):	☒

3	SEC Use Only

4	Source of Funds* OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 0

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned by Each Reporting Person 0

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 0%

14	Type of Reporting Person* IN

*                                         SEE INSTRUCTIONS

1	Name of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons Cary P. Marshall Revocable Trust

2	Check the Appropriate Box if a Member of a Group*
	(a):	☐
	(b):	☒

3	SEC Use Only

4	Source of Funds* OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 0

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned by Each Reporting Person 0

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 0%

14	Type of Reporting Person* OO

*                                         SEE INSTRUCTIONS

1	Name of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons Marshall Children LLC

2	Check the Appropriate Box if a Member of a Group*
	(a):	☐
	(b):	☒

3	SEC Use Only

4	Source of Funds* OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Oklahoma

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 0

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned by Each Reporting Person 0

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 0%

14	Type of Reporting Person* OO

*                                         SEE INSTRUCTIONS

1

Name of Reporting Persons
S.S. or I.R.S. Identification Nos. of Above Persons

David A. Gilbert (as (a) Trustee under the David Allen Gilbert Living Trust; and (b) a Co-Trustee under the Pearson Family Trust)

2	Check the Appropriate Box if a Member of a Group*
	(a):	☐
	(b):	☒

3	SEC Use Only

4	Source of Funds* OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 0

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned by Each Reporting Person 0

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 0%

14	Type of Reporting Person* IN

*                                         SEE INSTRUCTIONS

1	Name of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons David Allen Gilbert Living Trust

2	Check the Appropriate Box if a Member of a Group*
	(a):	☐
	(b):	☒

3	SEC Use Only

4	Source of Funds* OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 0

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned by Each Reporting Person 0

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 0%

14	Type of Reporting Person* OO

*                                         SEE INSTRUCTIONS

1

Name of Reporting Persons
S.S. or I.R.S. Identification Nos. of Above Persons

Dale G. Wilkerson (individually, and as (a) a Co-Trustee under the Craft Children’s Irrevocable Trusts; (b) a Co-Trustee under the Craft Children’s GRATs; and (c) a Co-Trustee under the Pearson Family Trust)

2	Check the Appropriate Box if a Member of a Group*
	(a):	☐
	(b):	☒

3	SEC Use Only

4	Source of Funds* OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 0

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned by Each Reporting Person 0

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 0%

14	Type of Reporting Person* IN

*                                         SEE INSTRUCTIONS

1	Name of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons Timothy R. Pearson (as a Co-Trustee under the Pearson Family Trust)

2	Check the Appropriate Box if a Member of a Group*
	(a):	☐
	(b):	☒

3	SEC Use Only

4	Source of Funds* OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 0

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned by Each Reporting Person 0

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 0%

14	Type of Reporting Person* IN

*                                         SEE INSTRUCTIONS

1	Name of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons Pearson Family Trust

2	Check the Appropriate Box if a Member of a Group*
	(a):	☐
	(b):	☒

3	SEC Use Only

4	Source of Funds* OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 0

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned by Each Reporting Person 0

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 0%

14	Type of Reporting Person* OO

*                                         SEE INSTRUCTIONS

1	Name of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons Bret A. Hardwick (individually, and as Trustee under the Brett Allen Hardwick Revocable Trust dated June 9, 2006)

2	Check the Appropriate Box if a Member of a Group*
	(a):	☐
	(b):	☒

3	SEC Use Only

4	Source of Funds* OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 0

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned by Each Reporting Person 0

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 0%

14	Type of Reporting Person* IN

*                                         SEE INSTRUCTIONS

1	Name of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons Bret Allen Hardwick Revocable Trust

2	Check the Appropriate Box if a Member of a Group*
	(a):	☐
	(b):	☒

3	SEC Use Only

4	Source of Funds* OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 0

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned by Each Reporting Person 0

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 0%

14	Type of Reporting Person* OO

*                                         SEE INSTRUCTIONS

1	Name of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons Alan K. Boswell (as Trustee under the Alan Kent Boswell Trust)

2	Check the Appropriate Box if a Member of a Group*
	(a):	☐
	(b):	☒

3	SEC Use Only

4	Source of Funds* OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 0

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned by Each Reporting Person 0

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 0%

14	Type of Reporting Person* IN

*              SEE INSTRUCTIONS

1	Name of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons The Alan Kent Boswell Trust

2	Check the Appropriate Box if a Member of a Group*
	(a):	☐
	(b):	☒

3	SEC Use Only

4	Source of Funds* OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Kentucky

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 0

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned by Each Reporting Person 0

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 0%

14	Type of Reporting Person* OO

*              SEE INSTRUCTIONS

1	Name of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons Linda K. Boswell (as Trustee under the Linda Knight Boswell Trust)

2	Check the Appropriate Box if a Member of a Group*
	(a):	☐
	(b):	☒

3	SEC Use Only

4	Source of Funds* OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 0

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned by Each Reporting Person 0

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 0%

14	Type of Reporting Person* IN

*              SEE INSTRUCTIONS

1	Name of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons The Linda Knight Boswell Trust

2	Check the Appropriate Box if a Member of a Group*
	(a):	☐
	(b):	☒

3	SEC Use Only

4	Source of Funds* OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Kentucky

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 0

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 0

11	Aggregate Amount Beneficially Owned by Each Reporting Person 0

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 0%

14	Type of Reporting Person* OO

*              SEE INSTRUCTIONS

EXPLANATORY NOTE: This Amendment No. 11 to Schedule 13D (this “Schedule 13D Amendment No. 11”) is filed to amend that certain Statement on Schedule 13D (SEC File No. 005-81827; Film No. 06863947)(the “Original Schedule 13D”), as amended by that certain Amendment No. 1 to Schedule 13D filed on March 8, 2007 (SEC File Number 005-81827; Film Number 07680565)(“Schedule 13D Amendment No. 1”), and as further amended by that certain Amendment No. 2 to Schedule 13D filed on August 14, 2008 (SEC File Number 005-81827; Film Number 081016647)(“Schedule 13D Amendment No. 2”), and as further amended by that certain Amendment No. 3 to Schedule 13D filed on December 22, 2008 (SEC File Number 005-81827; Film Number 081263096)(“Schedule 13D Amendment No. 3”), and as further amended by that certain Amendment No. 4 to Schedule 13D filed on April 18, 2011 (SEC File Number 005-81827; Film Number 11765147)(“Schedule 13D Amendment No. 4”), and as further amended by that certain Amendment No. 5 to Schedule 13D filed on December 1, 2011 (SEC File Number 005-81827; Film Number 111237228)(“Schedule 13D Amendment No. 5”), and as further amended by that certain Amendment No. 6 to Schedule 13D filed on May 16, 2013 (SEC File Number 005-81827; Film Number 13850832)(“Schedule 13D Amendment No. 6”), and as further amended by that certain Amendment No. 7 to Schedule 13D filed on September 3, 2014 (SEC File Number 005-81827; Film Number 141080119)(“Schedule 13D Amendment No. 7”), and as further amended by that certain Amendment No. 8 to Schedule 13D as filed on December 4, 2014 (SEC File Number 005-81827; Film Number 141266003)(“Schedule 13D Amendment No. 8”), and as further amended by that certain Amendment No. 9 to Schedule 13D as field on April 6, 2016 (SEC File Number 005-81827; Film Number 161556689)(“Schedule 13D Amendment No. 9”), and as further amended by that certain Amendment No. 10 to Schedule 13D as filed on March 15, 2018 (SEC File Number 005-81827; Film Number 18690813)(“Schedule 13D Amendment No. 10” and with the Original Schedule 13D, as amended by Schedule 13D Amendment No. 1, Schedule 13D Amendment No. 2, Schedule 13D Amendment No. 3, Schedule 13D Amendment No. 4, Schedule 13D Amendment No. 5, Schedule 13D Amendment No. 6, Schedule 13D Amendment No. 7, Schedule 13D Amendment No. 8, Schedule 13D Amendment No. 9 and Schedule 13D Amendment No. 10, the “Amended Schedule 13D”). Capitalized terms herein which are not otherwise defined herein shall have the meanings ascribed to such terms in Schedule 13D Amendment No. 1. The Amended Schedule 13D shall not be modified except as specifically provided herein.

Item 4.                                 Purpose of the Transaction.

Item 4 is hereby amended and supplemented by adding the following:

On May 31, 2018, Alliance Resource Partners, L.P., a Delaware limited partnership (“ARLP”), and AHGP, completed the transactions contemplated by that certain Simplification Agreement dated as of February 22, 2018 (the “Simplification Agreement”), by and among AHGP, Alliance GP, LLC, a Delaware limited liability company and the general partner of AHGP (“AGP”), certain subsidiaries of AHGP and AGP, ARLP, Alliance Resource Management GP, LLC, a Delaware limited liability company and the general partner of ARLP (“MGP”), and Alliance Resource GP, LLC, a Delaware limited liability company (“SGP”). Pursuant to the Simplification Agreement, among other things, through a series of transactions, (i) AHGP became a wholly owned subsidiary of ARLP, (ii) New AHGP GP, LLC, a Delaware limited liability company and wholly owned subsidiary of AHGP (“New AHGP GP”), became a wholly owned subsidiary of ARLP and the new general partner of AHGP, and (iii) MGP became a wholly owned subsidiary of AGP and continues to be the general partner of ARLP. The Simplification Agreement and the transactions contemplated thereby (the “Simplification Transactions”), including the Merger (as defined below), were approved by written consent by holders of approximately 68% of the AHGP common units outstanding as of April 25, 2018, the record date for the consent solicitation.

The Simplification Transactions were effected in part through a merger, whereby Wildcat GP Merger Sub, LLC, a Delaware limited liability company and wholly owned subsidiary of AGP (“Merger Sub”), merged with and into AHGP, with AHGP surviving and continuing to exist as a Delaware limited partnership (the “Merger”). By virtue of the Merger, each AHGP common unit that was issued and outstanding immediately prior to the effective time of the Merger (the “Effective Time”), other than the AHGP common units held by SGP, was canceled and converted into the right to receive approximately 1.4782 ARLP common units held by AHGP and its subsidiaries immediately prior to the Effective Time (the “Exchange Units”), and the AHGP common units held by SGP immediately prior to the Effective Time were canceled and converted into the right to receive 29,188,997 Exchange Units, which equals (i) the product of the number of AHGP common units held by SGP immediately prior to the Effective Time multiplied by 1.4782, minus (ii) 1,322,388 ARLP common units to be issued to SGP pursuant to the transactions immediately following the Merger (as described below). As part of the Merger, all of the limited liability company interests in Merger Sub outstanding immediately prior to the Effective Time were converted into and became limited partner interests in AHGP and were held momentarily by SGP. All AHGP deferred phantom units that were outstanding immediately prior to the Effective Time were paid in full and deemed to have been converted into AHGP common units and had a right to receive a portion of the Exchange Units on the same economically equivalent basis as the other AHGP unitholders (other than SGP) as described above.

Immediately following the closing of the Merger, (i) SGP contributed all of the limited partner interests in AHGP to ARLP in exchange for 1,322,388 ARLP common units, and ARLP was admitted as the sole limited partner of AHGP, and (ii) AGP contributed all of the limited liability company interests of New AHGP GP, which became the new general partner of AHGP, to ARLP, and ARLP was admitted as the sole member of New AHGP GP. The number of ARLP common units issued to SGP upon the closing of the Simplification Transactions was calculated pursuant to the Simplification Agreement on an economically equivalent basis in exchange for a 1.0001% general partner interest in Alliance Resource Operating Partners, L.P., a Delaware limited partnership (“AROP”), and a 0.001% managing membership interest in Alliance Coal, LLC, a Delaware limited liability company (“Alliance Coal”), in each case in connection with ARLP’s last quarterly distribution of available cash prior to the closing of the Simplification Transactions.

At the Effective Time, the Certificate of Limited Partnership of AHGP remained unchanged and became the certificate of limited partnership of the surviving entity of the Merger and the Amended and Restated Agreement of Limited Partnership of AHGP, as amended by Amendment No. 1 thereto as of the Effective Time, was amended and restated to reflect, among other items, the admission of AGP as the sole general partner and SGP as the sole limited partner of AHGP (as amended and restated, the “Second Amended and Restated AHGP Partnership Agreement”). Immediately following the Effective Time and as contemplated by the Simplification Agreement, the Second Amended and Restated AHGP Partnership Agreement was amended and restated to reflect, among other items, the admission of New AHGP GP as the general partner of AHGP and the admission of ARLP as the sole limited partner of AHGP (as amended and restated, the ‘Third Amended and Restated AHGP Partnership Agreement”). The foregoing description of the Second Amended and Restated AHGP Partnership Agreement and the Third Amended and Restated AHGP Partnership Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of such agreements, copies of which are filed as Exhibits I and J to this Amendment and are incorporated herein by reference.

In connection with the consummation of the Simplification Transactions and as contemplated by the Simplification Agreement, (i) the Amended and Restated Agreement of Limited Partnership of AROP was amended to reflect, among other item, the admission of MGP II as the managing general partner of AROP (as amended, the “Amended AROP Partnership Agreement”), (ii) the Amended and Restated Operating Agreement of Alliance Coal was amended to reflect, among other items, the admission of MGP II as the managing member of Alliance Coal (as amended, the “Amended Alliance Coal Operating Agreement”), (iii) the Second Amended and Restated Operating Agreement of MGP was amended to reflect, among other items, the admission of AGP as the sole member of MGP (as amended, the “Amended MGP Operating Agreement”), (iv) the Limited Liability Company Agreement of New AHGP GP was amended to reflect, among other items, the admission of ARLP as the sole member of New AHGP GP (as amended, the “Amended New AHGP GP Agreement”). The foregoing description of the Amended AROP Partnership Agreement, the Amended Alliance Coal Operating Agreement, the Amended MGP Operating Agreement and the Amended New AHGP GP Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of such agreements, copies of which are filed as Exhibits M, N, O and P to this Amendment and are incorporated herein by reference.

Upon the consummation of the Simplification Transactions, the NASDAQ filed a Form 25 with the Securities and Exchange Commission (the “SEC”) on May 31, 2018 to delist the AHGP common units from the NASDAQ and to deregister the AHGP common units under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). AHGP common units were suspended from trading on the NASDAQ prior to the opening of trading on June 1, 2018.

Effective as of immediately prior to the closing of the Simplification Transactions, the board of directors of AGP (the “AGP Board”), including the members of the AGP Board that would constitute the Disinterested GP Board (as defined in the Transfer Restrictions Agreement (as defined below)), approved the termination of restrictions on transfer under that certain Transfer Restrictions Agreement dated as of June 13, 2006 (the “Transfer Restrictions Agreement”), by and among AHGP, AGP, C-Holdings, LLC, a Delaware limited liability company,

Joseph W. Craft III, Alliance Resource Holdings II, Inc., a Delaware corporation, Alliance Resource Holdings, Inc., a Delaware corporation, SGP and each of the individuals and trusts identified therein.

On May 31, 2018, AHGP entered into a First Amendment to Contribution Agreement (the “First Amendment”), by and among ARLP, MGP, SGP, ARM GP Holdings, Inc., a Delaware corporation, MGP II and AHGP. The purpose of the First Amendment was to correct an error in the previous calculation of ARLP common units to be issued to SGP upon completion of the transactions contemplated by that certain Contribution Agreement dated July 28, 2017 (the “Original Agreement”), by and among the parties to the First Amendment. The number of ARLP common units issued to SGP pursuant to the Original Agreement was discovered to be insufficient to result in the contributions of certain assets by SGP and MGP, respectively, to ARLP pursuant to the Original Agreement being on a proportionate economic basis.  Pursuant to the Amendment, ARLP issued an additional 20,960 ARLP common units to SGP and paid SGP $42,548.80 in cash, representing the aggregate per ARLP common unit distribution of $2.03 that SGP would have received since the date of the Original Agreement if the 20,960 ARLP common units had been issued to SGP on the date of the Original Agreement. For further details of the Original Agreement and the transactions contemplated thereby, please see AHGP’s Current Report on Form 8-K filed with the SEC on July 28, 2017. A copy of the First Amendment is attached hereto as Exhibit Q and is incorporated herein by reference.

To reflect the entry into the First Amendment, ARLP adopted an Amendment No. 2 to the Fourth Amended and Restated Agreement of Limited Partnership (as amended, the “ARLP Partnership Agreement”), a copy of which is attached hereto as Exhibit K and is incorporated herein by reference.

On June 1, 2018, ARLP adopted an Amendment No. 3 to the ARLP Partnership Agreement. The amendment makes certain changes to the ARLP Partnership Agreement to facilitate ARLP’s use of its Available Cash (as defined in the ARLP Partnership Agreement) to repurchase the ARLP common units in accordance with its previously announced unit repurchase program as well as to make quarterly distributions to its unitholders. A copy of Amendment No. 3 to the ARLP Partnership Agreement is attached hereto as Exhibit L and is incorporated herein by reference.

Except as set forth in this Amendment, no Reporting Person has any present plan or proposal which would relate to or result in any of the matters set forth in subparagraphs (a) — (j) of Item 4 of Schedule 13D. The Reporting Persons reserve the right to increase or decrease their respective positions in ARLP through, among other things, the purchase or sale of securities of ARLP on the open market or in private transactions or otherwise, including the exercise of warrants or options, on such terms and at such times as the Reporting Persons may deem advisable. The Reporting Persons reserve the right to change their intention with respect to any and all matters referred to in this Item 4.

Item 5.                                 Interest in Securities of the Issuer.

Item 5 are hereby amended and restated as follows:

(a)   The aggregate number and percentage of AHGP common units beneficially owned by each Reporting Person is set forth on rows 11 and 13, respectively, of the cover page of this Statement on Schedule 13D prepared for such Reporting Person, and such information is incorporated herein by reference.

(b)   The number of AHGP common units as to which there is sole power to vote or to direct the vote, sole power to dispose or direct the disposition, or shared power to dispose or direct the disposition for the Reporting Persons is set forth on the cover pages of this Statement on Schedule 13D, and such information is incorporated herein by reference.

(c)   Other than as described in this Amendment, the Reporting Persons have not engaged in any transactions in AHGP common units during the past 60 days.

(d)   None.

(e)   As part of the Simplification Transactions described in Item 4, all AHGP common units owned by the Reporting Persons were cancelled and converted into the right to receive a portion of the Exchange Units. The

Reporting Persons consequently no longer own any AHGP common units, and this Amendment constitutes an exit filing for the Reporting Persons.

Item 6.                                 Contracts, Arrangements, Understandings or Relationships With Respect to Securities of the Issuer.

Item 6 is hereby amended and supplemented by adding the following:

The information provided or incorporated by reference in Item 4 above is hereby incorporated by reference into this Item 6.

Item 7.                                 Material to be Filed as Exhibits.

Item 7 is hereby amended and supplemented as follows:

Exhibit I:

Second Amended and Restated Agreement of Limited Partnership of Alliance Holdings GP, L.P., dated as of May 31, 2018 (incorporated by reference to Exhibit 3.1 of ARLP’s Form 8-K filed with the SEC on June 6, 2018).

Exhibit J:

Third Amended and Restated Agreement of Limited Partnership of Alliance Holdings GP, L.P., dated as of May 31, 2018 (incorporated by reference to Exhibit 3.2 of ARLP’s Form 8-K filed with the SEC on June 6, 2018).

Exhibit K:

Amendment No. 2 to Fourth Amended and Restated Agreement of Limited Partnership of Alliance Resource Partners, L.P., dated as of May 31, 2018 (incorporated by reference to Exhibit 3.3 of ARLP’s Form 8-K filed with the SEC on June 6, 2018).

Exhibit L:

Amendment No. 3 to Fourth Amended and Restated Agreement of Limited Partnership of Alliance Resource Partners, L.P., dated as of June 1, 2018 (incorporated by reference to Exhibit 3.4 of ARLP’s Form 8-K filed with the SEC on June 6, 2018).

Exhibit M:

Amendment No. 1 to Amended and Restated Agreement of Limited Partnership of Alliance Resource Operating Partners, L.P., dated as of May 31, 2018 (incorporated by reference to Exhibit 3.5 of ARLP’s Form 8-K filed with the SEC on June 6, 2018).

Exhibit N:

Amendment No. 2 to Amended and Restated Operating Agreement of Alliance Coal, LLC, dated as of May 31, 2018 (incorporated by reference to Exhibit 3.6 of ARLP’s Form 8-K filed with the SEC on June 6, 2018).

Exhibit O:

Third Amended and Restated Operating Agreement of Alliance Resource Management GP, LLC, dated as of May 31, 2018 (incorporated by reference to Exhibit 3.7 of ARLP’s Form 8-K filed with the SEC on June 6, 2018).

Exhibit P:	Amended and Restated Limited Liability Company Agreement of New AHGP GP, LLC, dated as of May 31, 2018 (incorporated by reference to Exhibit 3.8 of ARLP’s Form 8-K filed with the SEC on June 6, 2018).
Exhibit Q:

First Amendment to Contribution Agreement, dated as of May 31, 2018, by and among Alliance Resource Partners, L.P., Alliance Resource Management GP, LLC, Alliance Resource GP, LLC, ARM GP Holdings, Inc., MGP II, LLC and Alliance Holdings GP, L.P. (incorporated by reference to Exhibit 10.1 of ARLP’s Form 8-K filed with the SEC on June 6, 2018).

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated: June 11, 2018

/s/ Joseph W. Craft III by Megan Cordle pursuant to Power of Attorney dated 4/10/13
Joseph W. Craft III

/s/ Joseph W. Craft III by Megan Cordle pursuant to Power of Attorney dated 4/10/13
Joseph W. Craft III, as Trustee under the JWC III Rev Trust

JOSEPH W. CRAFT III FOUNDATION

	By:	/s/ Megan Cordle pursuant to Power of Attorney dated 2/14/07
	Name:	Megan Cordle
	Title:	Attorney-in-Fact

ALLIANCE RESOURCE HOLDINGS, INC.

	By:	/s/ Megan Cordle pursuant to Power of Attorney dated 3/5/07
	Name:	Megan Cordle
	Title:	Attorney-in-Fact

ALLIANCE RESOURCE HOLDINGS II, INC.

	By:	/s/ Megan Cordle pursuant to Power of Attorney dated 3/5/07
	Name:	Megan Cordle
	Title:	Attorney-in-Fact

ALLIANCE RESOURCE GP, LLC

	By:	/s/ Megan Cordle pursuant to Power of Attorney dated 5/8/06
	Name:	Megan Cordle
	Title:	Attorney-in-Fact

ALLIANCE MANAGEMENT HOLDINGS III, LLC

By:	/s/ Megan Cordle pursuant to Power of Attorney dated 4/10/13
Name:	Megan Cordle
Title:	Attorney-in-Fact

/s/ Elaine R. Guilfoyle by Megan Cordle pursuant to Powers of Attorney dated 8/8/08 and 12/11/08
Elaine R. Guilfoyle, individually, and as Co-Trustee under:
(i)	the Joseph W. Craft III 2006 Irrevocable Trust FBO Joseph W. Craft IV dated February 27, 2006;
(ii)	the Joseph W. Craft III 2006 Irrevocable Trust FBO Caroline B. Fiddes dated February 27, 2006;
(iii)	the Joseph W. Craft III 2006 Irrevocable Trust FBO Ryan E. Craft dated February 27, 2006;
(iv)	the Joseph W. Craft III 2006 Irrevocable Trust FBO Kyle O. Craft dated February 27, 2006;
(v)	the Joseph W. Craft III Grantor Retained Annuity Trust FBO Joseph W. Craft IV U/A Dated February 27, 2006;
(vi)	the Joseph W. Craft III Grantor Retained Annuity Trust FBO Caroline B. Fiddes U/A Dated February 27, 2006;
(vii)	the Joseph W. Craft III Grantor Retained Annuity Trust FBO Ryan E. Craft U/A Dated February 27, 2006; and
(viii)	the Joseph W. Craft III Grantor Retained Annuity Trust FBO Kyle O. Craft U/A Dated February 27, 2006

/s/ Dale G. Wilkerson by Megan Cordle pursuant to Powers of Attorney dated 2/1/07 and 5/15/13
Dale G. Wilkerson, individually, and as Co-Trustee under:
(i)	the Joseph W. Craft III 2006 Irrevocable Trust FBO Joseph W. Craft IV dated February 27, 2006;
(ii)	the Joseph W. Craft III 2006 Irrevocable Trust FBO Caroline B. Fiddes dated February 27, 2006;
(iii)	the Joseph W. Craft III 2006 Irrevocable Trust FBO Ryan E. Craft dated February 27, 2006;
(iv)	the Joseph W. Craft III 2006 Irrevocable Trust FBO Kyle O. Craft dated February 27, 2006;
(v)	the Joseph W. Craft III Grantor Retained Annuity Trust FBO Joseph W. Craft IV U/A Dated February 27, 2006;
(vi)	the Joseph W. Craft III Grantor Retained Annuity Trust FBO Caroline B. Fiddes U/A Dated February 27, 2006;
(vii)	the Joseph W. Craft III Grantor Retained Annuity Trust FBO Ryan E. Craft U/A Dated February 27, 2006;

(viii)	the Joseph W. Craft III Grantor Retained Annuity Trust FBO Kyle O. Craft U/A Dated February 27, 2006; and
(ix)	the Pearson Family Trust

/s/ A. Wellford Tabor by Mindy Kerber pursuant to Power of Attorney dated 2/1/07
A. Wellford Tabor, as Co-Trustee under:
(i)	the Joseph W. Craft III 2006 Irrevocable Trust FBO Joseph W. Craft IV dated February 27, 2006;
(ii)	the Joseph W. Craft III 2006 Irrevocable Trust FBO Caroline B. Fiddes dated February 27, 2006;
(iii)	the Joseph W. Craft III 2006 Irrevocable Trust FBO Ryan E. Craft dated February 27, 2006;
(iv)	the Joseph W. Craft III 2006 Irrevocable Trust FBO Kyle O. Craft dated February 27, 2006;
(v)	the Joseph W. Craft III Grantor Retained Annuity Trust FBO Joseph W. Craft IV U/A Dated February 27, 2006;
(vi)	the Joseph W. Craft III Grantor Retained Annuity Trust FBO Caroline B. Fiddes U/A Dated February 27, 2006;
(vii)	the Joseph W. Craft III Grantor Retained Annuity Trust FBO Ryan E. Craft U/A Dated February 27, 2006; and
(viii)	the Joseph W. Craft III Grantor Retained Annuity Trust FBO Kyle O. Craft U/A Dated February 27, 2006

/s/ Kathleen S. Craft by Mindy Kerber pursuant to Power of Attorney dated 11/11/11
Kathleen S. Craft, individually, and as Trustee under the Kathleen S. Craft Revocable Trust

/s/ Charles R. Wesley by Megan Cordle pursuant to Powers of Attorney dated 4/11/13, 5/7/13 and 3/24/16
Charles R. Wesley, as the sole director of CNW GP, Inc. and as Trustee under the Charles Wesley Revocable Trust U/A dated 3/28/2006

/s/ Nancy Wesley by Megan Cordle pursuant to Power of Attorney dated 2/5/07 and 3/24/16
Nancy Wesley, as Trustee under The Charles R. Wesley Family Trust Irrevocable Trust Agreement, dated March 28, 2006 and as Trustee under the Nancy Wesley Revocable Trust U/A dated 3/28/2006

/s/ Jeffrey J. Burns by Jeff Fawcett pursuant to Power of Attorney dated 3/5/18
Jeffrey J. Burns, as Trustee under the Nancy Wesley 2016 Retained Annuity Trust and as Trustee under the Charles Wesley 2016 Retained Annuity Trust

/s/ Thomas M. Wynne by Megan Cordle pursuant to Powers of Attorney dated 2/2/07 and 4/11/13
Thomas M. Wynne, as Trustee under the Thomas M. Wynne Revocable Trust

/s/ Thomas M. Wynne by Mindy Kerber pursuant to Powers of Attorney dated 5/6/13 and 8/27/14
Thomas M. Wynne, as the sole director of TMMW GP, Inc.

/s/ Thomas M. Wynne by Megan Cordle pursuant to Powers of Attorney dated 4/17/11
Thomas M. Wynne, as Trustee under The Thomas M. Wynne Family Irrevocable Trust Agreement, dated March 28, 2006

/s/ Cindy Wynne by Megan Cordle pursuant to Powers of Attorney dated 2/2/07
Cindy Wynne

/s/ Thomas L. Pearson by Megan Cordle pursuant to Power of Attorney dated 2/22/07
Thomas L. Pearson

/s/ Gary J. Rathburn by Mindy Kerber pursuant to Power of Attorney dated 5/8/13
Gary J. Rathburn, as a Co-Trustee under the Gary Rathburn Revocable Trust

/s/ Anita Rathburn by Mindy Kerber pursuant to Power of Attorney dated 5/8/13
Anita Rathburn, as a Co-Trustee under the Gary Rathburn Revocable Trust

Marshall Children, LLC

By:	/s/ Mindy Kerber pursuant to Power of Attorney dated 5/8/13
Name:	Mindy Kerber
Title:	Attorney-in-Fact

/s/ Cary P. Marshall by Megan Cordle pursuant to Power of Attorney dated 4/12/13
Cary P. Marshall

/s/ Cary P. Marshall by Mindy Kerber pursuant to Power of Attorney dated 5/8/13
Cary P. Marshall, as a Co-Trustee under the Cary P. Marshall Revocable Trust and as a member of Marshall Children LLC

/s/ Cindy Marshall by Mindy Kerber pursuant to Power of Attorney dated 5/8/13
Cindy Marshall, as a Co-Trustee under the Cary P. Marshall Revocable Trust and a member of Marshall Children LLC

/s/ David A. Gilbert by Mindy Kerber pursuant to Powers of Attorney dated 5/3/13 and 5/15/13
David A. Gilbert, as Trustee under the David Allen Gilbert Living Trust and a Co-Trustee under the Pearson Family Trust

/s/ Bret A. Hardwick by Megan Cordle pursuant to Power of Attorney dated 2/1/07 and 3/2/16
Bret A. Hardwick, individually and as Trustee under the Bret Allen Hardwick Revocable Trust

/s/ Alan K. Boswell by Megan Cordle pursuant to Powers of Attorney dated 2/9/07
Alan K. Boswell, individually, and as Trustee under the Alan Kent Boswell Trust

/s/ Linda K. Boswell by Megan Cordle pursuant to Powers of Attorney dated 2/9/07
Linda K. Boswell, individually, and as Trustee under the Linda Knight Boswell Trust

/s/ Timothy R. Pearson by Mindy Kerber pursuant to Power of Attorney dated 5/6/13
Timothy R. Pearson, as a Co-Trustee under the Pearson Family Trust

/s/ Arlo DeKraai by Mindy Kerber pursuant to Powers of Attorney dated 5/8/13
Arlo DeKraai, as Trustee under the Gary J. Rathburn GRAT and Trustee under the Anita L. Rathburn GRAT

/s/ Gwendolyn S. Whitfill by Mindy Kerber pursuant to Powers of Attorney dated 5/8/13, 8/27/14 and 3/8/18

Gwendolyn S. Whitfill, as Trustee under the Emma R Whitfill Irrev Trust-2012 u/a dtd 12/01/2012, Trustee under the Mason J Whitfill Irrev Trust-2012 u/a dtd 12/01/2012, Trustee under the Gwendolyn S. Whitfill Trust and Co-Trustee under the Rathburn Grandchildren’s Irrevocable Trust

/s/ Christi A. Williams by Mindy Kerber pursuant to Powers of Attorney dated 5/9/13, 8/27/14 and 3/8/18
Christi A. Williams, as Trustee under the Tristan L Boyd Irrev Trust-2012 u/a dtd 12/01/2012, Trustee under the Christi A. Williams Trust, Trustee under the Grace A. Williams Irrev
Trust-2012 u/a dtd 12/01/2012 and Co-Trustee under the Rathburn Grandchildren’s Irrevocable Trust

CNW GP, Inc.

By:	/s/ Mindy Kerber pursuant to Power of Attorney dated 5/7/13
Name:	Mindy Kerber
Title:	Attorney-in-Fact

Wesley Family LP

By:	CNW GP, Inc., its general partner

By:	/s/ Mindy Kerber pursuant to Power of Attorney dated 5/7/13
Name:	Mindy Kerber
Title:	Attorney-in-Fact

TMMW GP, Inc.

By:	/s/ Mindy Kerber pursuant to Power of Attorney dated 5/6/13
Name:	Mindy Kerber
Title:	Attorney-in-Fact

Wynne Family LP

By:	TMMW GP, Inc., its general partner

By:	/s/ Mindy Kerber pursuant to Power of Attorney dated 5/6/13
Name:	Mindy Kerber
Title:	Attorney-in-Fact

EXHIBIT INDEX

Exhibit I:

Second Amended and Restated Agreement of Limited Partnership of Alliance Holdings GP, L.P., dated as of May 31, 2018 (incorporated by reference to Exhibit 3.1 of ARLP’s Form 8-K filed with the SEC on June 6, 2018).

Exhibit J:

Third Amended and Restated Agreement of Limited Partnership of Alliance Holdings GP, L.P., dated as of May 31, 2018 (incorporated by reference to Exhibit 3.2 of ARLP’s Form 8-K filed with the SEC on June 6, 2018).

Exhibit K:

Amendment No. 2 to Fourth Amended and Restated Agreement of Limited Partnership of Alliance Resource Partners, L.P., dated as of May 31, 2018 (incorporated by reference to Exhibit 3.3 of ARLP’s Form 8-K filed with the SEC on June 6, 2018).

Exhibit L:

Amendment No. 3 to Fourth Amended and Restated Agreement of Limited Partnership of Alliance Resource Partners, L.P., dated as of June 1, 2018 (incorporated by reference to Exhibit 3.4 of ARLP’s Form 8-K filed with the SEC on June 6, 2018).

Exhibit M:

Amendment No. 1 to Amended and Restated Agreement of Limited Partnership of Alliance Resource Operating Partners, L.P., dated as of May 31, 2018 (incorporated by reference to Exhibit 3.5 of ARLP’s Form 8-K filed with the SEC on June 6, 2018).

Exhibit N:

Amendment No. 2 to Amended and Restated Operating Agreement of Alliance Coal, LLC, dated as of May 31, 2018 (incorporated by reference to Exhibit 3.6 of ARLP’s Form 8-K filed with the SEC on June 6, 2018).

Exhibit O:

Third Amended and Restated Operating Agreement of Alliance Resource Management GP, LLC, dated as of May 31, 2018 (incorporated by reference to Exhibit 3.7 of ARLP’s Form 8-K filed with the SEC on June 6, 2018).

Exhibit P:	Amended and Restated Limited Liability Company Agreement of New AHGP GP, LLC, dated as of May 31, 2018 (incorporated by reference to Exhibit 3.8 of ARLP’s Form 8-K filed with the SEC on June 6, 2018).
Exhibit Q:

First Amendment to Contribution Agreement, dated as of May 31, 2018, by and among Alliance Resource Partners, L.P., Alliance Resource Management GP, LLC, Alliance Resource GP, LLC, ARM GP Holdings, Inc., MGP II, LLC and Alliance Holdings GP, L.P. (incorporated by reference to Exhibit 10.1 of ARLP’s Form 8-K filed with the SEC on June 6, 2018).